Exhibit 99.1


Company Overview                                                         UB

                              December 31, 2004

                            Union Bankshares, Inc.
                            ----------------------
                            Amex: UNB


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Company Overview

Company Profile

Union Bankshares, Inc. (UNB) is the corporate parent of Union Bank, which operates 12 full-service branches in northern Vermont, as well as loan offices in St. Albans, Vermont, and Littleton, New Hampshire. As the market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans and earnings on other investments.

BUSINESS STRATEGY

Union Bankshares promotes personal service and expertise within the communities it serves, and focuses on small to middle market business and residential customers. To leverage its local expertise, Union Bankshares continues to enhance its niche compatibilities and focuses on expanding to additional neighboring communities.

COMMUNITY CITIZEN

Union Bankshares is committed to the communities it serves, and encourages employee participation in community events and charitable services. Ranked "the most small business-friendly bank in Vermont" by the U.S. Small Business Administration, Union Bank views small businesses as the cornerstone of the local economy, as they provide so many jobs for the community. One of the Bank's roles in the community is to foster these small businesses and provide the financial services they need to succeed.

STOCK INFORMATION

Symbol: UNB

Stock Exchange: American Stock Exchange

UNB Closing Price on 12/31/04: $23.95

Shares Issued and Outstanding on 12/31/04: 4,554,663

Market Capitalization at 12/31/04: $109,084,179


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Financial Highlights

(Dollars in thousands, except per share data.)

                           12/31/2004      12/31/2003
                           ----------      ----------

Total Assets                 $359,529        $356,557
Total Deposits                306,598         305,381
Net Loans                     277,002         268,532
Stockholders' Equity           42,403          40,987
Net Income                      5,835           5,387

Earnings Per Share           $   1.28        $   1.18*
Cash Dividend Per Share          0.90            0.82*
Book Value Per Share             9.31            9.01*


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                                                     Union Bankshares, Inc.

Stock Performance


Index                         07/13/00    12/31/00    12/31/01    12/31/02    12/31/03    12/31/04
                              --------    --------    --------    --------    --------    --------

Union Bankshares, Inc.         100.00      112.98      161.39      180.52      300.89      282.83
NASDAQ Composite               100.00       59.23       46.90       32.25       48.62       53.07
SNL $250M-$500M Bank Index     100.00      104.43      148.37      191.32      276.43      313.74

Source: SNL Financial LC, Charlottesville, VA (C) 2005


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CASH DIVIDENDS PAID PER SHARE

2001*    $0.71
2002*    $0.76
2003*    $0.82
2004     $0.90

DIVIDEND YIELD

2001    4.56%
2002    4.61%
2003    3.10%
2004    3.76%

TOTAL RETURN SINCE DECEMBER 31, 2000
(Price return plus dividend income as of December 31, 2004)

4 Year Return    136.00%

STOCK PRICE PER SHARE

                    High       Low      Close    Dividend
                    ----       ---      -----    --------

1st Qtr 2004        $26.60    $24.81    $24.95      $0.22

2nd Qtr 2004        $25.00    $21.75    $23.30      $0.22

3rd Qtr 2004        $24.20    $22.45    $23.50      $0.22

4th Qtr 2004        $25.00    $23.20    $23.95      $0.24

*Adjusted for 3 for 2 stock split effective August 8, 2003


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Union Bankshares, Inc.

Investment Attributes

* Union Bankshares' asset base of approximately $360 million provides us with the financial strength to successfully serve our marketplace

*  In August, 2003, Union Bankshares completed its fifth stock-split

* Listed by American Banker as one of the top U.S. bank holding companies with highest 5-year return on assets as of year-end 2003

* Record earnings in 2004 and increased earnings in each of the past five years

*  Increased dividends in each of the past ten years

*  In-house underwriting of loan portfolio

*  Serving a solid customer base with planned expansion

* Named to 150 Best-Performing Publicly Traded Banking Companies in 2000 by American Banker

* Due to small business and residential lending activities, as well as employees' commitment to their communities, Union Bank scored an "Outstanding" rating on its CRA (Community Reinvestment Act) examination, administered by the FDIC in June, 2004

* In its most recent study, the U.S. Small Business Administration ranked Union Bank "the Most Small Business- Friendly Bank in Vermont"

* Union Bank has been an SBA "Preferred Lender" since 1987, actively participating with federal, state and local lending partners to ensure the needs of small businesses are met in its market area.


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Union Bankshares, Inc.

For more company information:

Please visit Union Bank's web site at
www.unionbankvt.com or contact:

Kenneth D. Gibbons, President
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT 05661-0667
Phone: 802.888.6600
Email: ubexec@unionbankvt.com



UB0145 COMPANY OVERVIEW - 04.2005


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